                                                             Exhibit 99(a)(1)(C)

                                      LOGO

                        OFFER TO PURCHASE FOR CASH UP TO
                        3,333,333 SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                   AT A PURCHASE PRICE NOT GREATER THAN $6.00
                         NOR LESS THAN $4.50 PER SHARE

                                       OF

                         THE ELDER-BEERMAN STORES CORP.

          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 5, 2000,
                         UNLESS THE OFFER IS EXTENDED.

                                                               September 8, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     The Elder-Beerman Stores Corp., an Ohio corporation, has engaged us to act as Dealer Manager in connection with Elder-Beerman's offer to purchase shares of its common stock, without par value (the "Shares"). Elder-Beerman is offering to purchase up to 3,333,333 Shares at a price not greater than $6.00 nor less than $4.50 per share, net to the seller in cash without interest, as specified by tendering shareholders.

     Elder-Beerman's offer is being made upon the terms and subject to the conditions set forth in Elder-Beerman's Offer to Purchase, dated September 8, 2000, and the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer") enclosed herewith. A tender of Shares pursuant to the Offer will include the preferred share purchase rights and unless the context requires otherwise, all references to Shares include the preferred share purchase rights.

     Elder-Beerman will determine a single per share purchase price, net to the seller in cash, without interest, that it will pay for validly tendered shares, taking into account the number of Shares tendered and the prices specified by tendering shareholders. Elder-Beerman will select the lowest purchase price that will allow it to purchase 3,333,333 Shares or, if a lesser number of Shares are validly tendered, all Shares that are validly tendered and not withdrawn. Elder-Beerman will pay the purchase price for all Shares validly tendered at prices at or below the purchase price and not withdrawn. However, because of the proration provisions described in the Offer, all Shares tendered at or below the purchase price will not be purchased if the Offer is oversubscribed. Elder-Beerman reserves the right, in its sole discretion, to purchase more than 3,333,333 Shares pursuant to the Offer.

     The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to the conditions contained in the Offer to Purchase. See the Introduction and Sections 7 and 13 of the Offer to Purchase.

     If, before the Expiration Date (as defined in the Offer to Purchase), more than 3,333,333 Shares or such greater number of Shares as Elder-Beerman may elect to purchase are validly tendered at or below the purchase price and not withdrawn, Elder-Beerman will purchase Shares on a pro rata basis from all shareholders who validly tender their Shares at prices at or below the purchase price.

     Enclosed herewith for your information and for forwarding to your clients, we are enclosing the following documents:

          1. The Offer to Purchase, dated September 8, 2000;

          2. The Letter of Transmittal for your use and for the information of your clients;

          3. A Notice of Guaranteed Delivery for Shares to be used to accept the Offer if none of the procedures for tendering Shares described in the Offer to Purchase can be completed on a timely basis;

          4. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup federal income tax withholding; and

          6. A return envelope addressed to Wells Fargo Bank Minnesota, N.A., the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 5, 2000, UNLESS THE OFFER IS EXTENDED.

     Elder-Beerman will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary, as described in the Offer To Purchase) for soliciting tenders of Shares pursuant to the Offer. Elder-Beerman will, however, upon request, reimburse you for the reasonable and customary mailing and handling expenses you incur in forwarding any of the enclosed materials to your clients. Elder-Beerman will pay or cause to be paid all stock transfer taxes payable applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

     In order to take advantage of the Offer, a shareholder must complete and sign the Letter of Transmittal or a copy of the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee or, in the case of book-entry transfer, deliver an Agent's Message (as defined in the Offer to Purchase), and any other required documents to Wells Fargo Bank Minnesota, N.A., the Depositary, and either mail or deliver the stock certificates for the Shares or tender the Shares pursuant to the procedures for book-entry transfer described in the Offer to Purchase and Letter of Transmittal. Any shareholder who desires to tender Shares and whose certificates for the Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or whose other required documents cannot be delivered to the Depositary by the expiration of the Offer should tender the Shares by following the procedures for guaranteed delivery set forth in Section 4 of the Offer to Purchase.

     Any inquiries you may have with respect to the Offer may be directed to Wasserstein Perella & Co., the Dealer Manager, or Morrow & Co., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,
                                          Wasserstein Perella & Co.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF ELDER-BEERMAN, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

                                        2